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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

Feller                   Millicent                A.
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   (Last)                           (First)             (Middle)

Gannett Co., Inc.                7950 Jones Branch Drive
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                                    (Street)

McLean                             Virginia             22107
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol


Gannett Co., Inc. ("GCI")
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Day/Year

October 22, 2002
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


Senior Vice President/Public Affairs and Government Relations
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7. Individual or Joint/Group Filing (Check applicable line)

   [ X] Form filed by one Reporting Person
   [  ] Form filed by more than one Reporting Person


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                      2.A           Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                        2.            Deemed        Code         ------------------------------- Owned at End   (D) or    Indirect
1.                      Transaction   Execution     (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security       Date          Date, if any  ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)              (mm/dd/yy)    (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock            10/22/02                     M               1,000       A      $37.375  see below      D
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Common Stock            10/22/02                     S               1,000       D      $79.045  7,820          D
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Common Stock            To 10/02/02                                                              6,950.322      I         (1)
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Common Stock            To 09/30/02                                                              945.636        I         (2)
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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
            2.                                                                                            Deriv-    of
            Conver-                            5.                              7.                         ative     Deriv-   11.
            sion                               Number of                       Title and Amount           Secur-    ative    Nature
            or               3A.               Derivative    6.                of Underlying     8.       ities     Secur-   of
            Exer-            Deemed   4.       Securities    Date              Securities        Price    Bene-     ity:     In-
            cise     3.      Execut   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
            Price    Trans-  ion      action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.          of       action  Date,    Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of    Deriv-   Date    if any   (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative  ative    (Month/ (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security    Secur-   Day/    Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)  ity      Year)   Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Stock       $37.375  10/22/02         M              1,000   12/10/00 12/10/06 Common    1,000   0        15,000    D
Options                                                                         Stock
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Explanation of Responses:
(1) Held by the trustee of the Company's Deferred Compensation Plan, The Northern Trust Company.
(2) Held by the trustee of the Company's 401(k) Plan, Boston Safe Deposit and Trust Company.

/s/Thomas L. Chapple, Attorney-in-fact                       10/23/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to rule 101(b)(4) of Regulation S-T.

                                POWER OF ATTORNEY

         Know all by these presents, that the undersigned hereby constitutes and appoints each of THOMAS L. CHAPPLE, BARBARA W. WALL AND TODD A. MAYMAN, signing singly, the undersigned's true and lawful attorney-in-fact to:

         (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer and/or director of Gannett Co., Inc. (the "Company"), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

         This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9th day of October, 2002.

/s/Millicent A. Feller                   WITNESS: /s/Jennifer L. Albosta
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Signature                                          Signature

Millicent A. Feller                                Jennifer L. Albosta
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Print Name                                         Print Name

                                                   10/22/02
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                                                   Date